Exhibit 99.1

One BriarLake Plaza

Houston, TX

CORPORATE HEADQUARTERS

15601 Dallas Parkway

Suite 600

Addison, Texas 75001

866.655.3600

behringerharvard.com

INVESTOR INFORMATION

For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

Commentary & Highlights

Second Quarter Overview

•                  In August, the Federal Reserve Bank of Dallas reported that commercial real estate landlords have become more aggressive in their lease negotiations by offering lower rents and concessions.

•                  The REIT’s portfolio occupancy declined to 87% as of June 30, 2009, as compared to 90% at the end of 2008. Based on current economic conditions, we could experience declining demand throughout the remainder of 2009 due to potential downsizing by tenants and a decrease in the need for space in our markets.

•                  Despite a challenging leasing environment, the REIT was successful in renewing over 93,000 square feet of office space at our Houston, Texas assets. At One BriarLake Plaza, Microsoft renewed its 32,000-square-foot lease for six years, which commenced on June 30. Linebarger, Goggan, Balir & Sampson, LLP renewed its 61,300-square-foot lease at Travis Tower, extending it to August 2017.

Financial Statements

•                  Our notes payable was approximately $3 billion at June 30, 2009, which consists of approximately $2.9 billion of mortgage loans collateralized by our properties and $150 million in revolving loans outstanding under our credit facility. During June 2009, we paid down $50 million of the borrowings under our credit facility.

•                  At June 30, 2009, our notes payable had maturity dates that range from October 2010 to May 2017. We have no debt maturing in 2009. In 2010, we have approximately $209.7 million, or approximately 7%, of our debt maturing, $150 million of which represents the revolving loans under our credit facility which matures in December 2010 and can be extended for one year. In 2011, we have approximately $542.6 million, or approximately 18%, of our debt maturing.

•                  Rental revenue for the three months ended June 30, 2009 was approximately $150.2 million as compared to approximately $156.4 million for the three months ended June 30, 2008. Rental revenues increased by approximately $12.0 million as a result of properties acquired or consolidated after March 31, 2008. Our other properties experienced a decline in rental revenue primarily attributable to a decrease in lease termination fees of approximately $11.5 million, a decrease in straight-line rental revenue of approximately $3.3 million, a decrease in expense reimbursements from tenants of approximately $2.1 million, and a decrease in rental income recognized from the net amortization of above/below-market rents of approximately $2.4 million. These decreases were partially offset by various other increases totaling approximately $1.1 million.

•                  Funds from operations (FFO) for the second quarter of 2009 was a loss of $170.1 million, as compared to a positive $43.8 million the same quarter one year ago. Modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, impairment charges, and adjustments to fair value for derivatives, totaled $18.5 million for the second quarter of 2009, as compared to $43.8 million the same quarter one year ago. The decrease in MFFO was primarily attributable to a decline in lease termination fees and property net operating income caused in part by lower portfolio occupancy. These declines were partially offset by properties acquired during 2008 and the advisor’s waiver of $2.5 million of asset management fees.

Some numbers have been rounded for presentation purposes.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)	Jun. 30, 2009	Dec. 31, 2008

Assets
Real estate
Land	$515,260	$546,700
Buildings, net	3,332,931	3,529,309
Real estate under development	51,933	28,924
Total real estate	3,900,124	4,104,933
Cash and cash equivalents	170,020	337,458
Restricted cash	198,095	201,546
Accounts receivable, net	98,640	96,579
Prepaid expenses and other assets	14,342	9,213
Goodwill	11,655	11,655
Investments in unconsolidated entities	76,616	77,256
Deferred financing fees, net	29,024	34,229
Notes receivable	13,126	13,089
Lease intangibles, net	448,442	522,642
Total assets	$4,960,084	$5,408,600
Liabilities and equity
Liabilities
Notes payable	$3,010,205	$3,066,529
Accounts payable	18,852	13,596
Payables to related parties	2,214	8,300
Acquired below-market leases, net	135,526	152,870
Distributions payable	7,918	15,910
Accrued liabilities	132,609	125,986
Debentures	14,637	51,653
Deferred tax liabilities	3,839	3,450
Other liabilities	20,719	25,764
Total liabilities	3,346,519	3,464,058
Commitments and contingencies
Equity
Preferred stock, $.0001 par value per share; 17,500,000 shares authorized, none outstanding	—	—
Convertible stock, $.0001 par value per share; 1,000 shares authorized, 1,000 shares issued and outstanding	—	—
Common stock, $.0001 par value per share; 382,499,000 shares authorized, 291,747,541 and 288,807,752 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	29	29
Additional paid-in capital	2,606,213	2,579,030
Cumulative distributions and net loss	(998,424)	(641,704)
Accumulated other comprehensive loss	(6,533)	(10,747)
Behringer Harvard REIT I, Inc. stockholders’ equity	1,601,285	1,926,608
Noncontrolling interest	12,280	17,934
Total equity	1,613,565	1,944,542
Total liabilities and equity	$4,960,084	$5,408,600

Consolidated Statements of Cash Flows

	6 mos. ended	6 mos. ended
(in thousands)	Jun. 30, 2009	Jun. 30, 2008

Cash flows from operating activities
Net loss	$(291,944)	$(68,003)
Adjustments to reconcile net loss to net cash flows provided by operating activities
Asset impairment losses	193,099	—
Gain on sale of assets	—	(185)
Gain on sale of discontinued operations	—	(7,334)
Loss on early extinguishment of debt	4,035	—
Loss on derivatives	2,102	—
Depreciation and amortization	142,632	138,233
Amortization of lease intangibles	810	853
Amortization of above/below market rent	(5,831)	(6,580)
Amortization of deferred financing and mark-to-market costs	4,327	4,805
Equity in earnings of investments	(362)	(1,006)
Distributions from investments	530	1,006
Change in accounts receivable	(6,100)	(7,734)
Change in prepaid expenses and other assets	(5,352)	(5,618)
Change in lease intangibles	(8,688)	(6,019)
Change in accounts payable	3,705	1,578
Change in accrued liabilities	(4,176)	(3,519)
Change in payables to related parties	(3,248)	240
Cash provided by operating activities	25,539	40,717
Cash flows from investing activities
Return of investments	472	4,388
Purchases of real estate	—	(88,333)
Investments in unconsolidated entities	—	(68)
Escrow deposits, pre-acquisition and pre-disposition costs	—	1,036
Capital expenditures for real estate	(29,662)	(22,556)
Capital expenditures for real estate under development	(27,538)	(2,429)
Proceeds from notes receivable	2	2
Proceeds from sale of discontinued operations	—	26,544
Proceeds from sale of assets	—	260
Change in restricted cash	3,452	(2,709)
Cash used in investing activities	(53,274)	(83,865)
Cash flows from financing activities
Financing costs	(2,485)	(1,082)
Proceeds from notes payable	150,000	—
Payments on notes payable	(206,189)	(144,500)
Termination of interest rate hedge	(2,101)	—
Payments on capital lease obligations	(38)	(30)
Issuance of common stock	—	251,164
Redemptions of common stock	(3,844)	(13,608)
Offering costs	(321)	(27,284)
Distributions	(36,266)	(32,322)
Contributions from noncontrolling interest	27	—
Conversion of debentures	(37,813)	(1,910)
Change in subscriptions for common stock	—	(2,984)
Change in subscription cash received	—	2,984
Change in payables to related parties	(673)	(6,015)
Cash (used in) provided by financing activities	(139,703)	24,413
Net change in cash and cash equivalents	(167,438)	(18,735)
Cash and cash equivalents at beginning of period	337,458	94,947
Cash and cash equivalents at end of period	$170,020	$76,212

Consolidated Statements of Operations

	3 mos. ended	3 mos. ended	6 mos. ended	6 mos. ended
(in thousands, except share and per share amounts)	Jun. 30, 2009	Jun. 30, 2008	Jun. 30, 2009	Jun. 30, 2008

Rental revenue	$150,172	$156,413	$305,758	$295,695
Expenses
Property operating expenses	46,917	38,350	92,118	77,218
Interest expense	48,464	46,382	95,017	93,792
Real estate taxes	22,330	19,811	45,680	39,701
Property management fees	4,305	4,258	8,802	8,642
Asset management fees	4,838	6,786	12,196	13,537
Asset impairment losses	193,099	—	193,099	—
General and administrative	2,970	1,741	6,029	2,803
Depreciation and amortization	70,516	70,252	142,632	135,926
Total expenses	393,439	187,580	595,573	371,619
Interest income	816	672	1,934	2,691
Loss on early extinguishment of debt	(4,035)	—	(4,035)	—
Loss from continuing operations before income taxes, equity in earnings of investments and gain on sale of assets	(246,486)	(30,495)	(291,916)	(73,233)
Provision for income taxes	(167)	(216)	(384)	(445)
Equity in earnings of investments	152	406	362	1,006
Loss from continuing operations	(246,501)	(30,305)	(291,938)	(72,672)
Discontinued operations
Loss from discontinued operations	—	(971)	(6)	(2,850)
Gain on sale of discontinued operations	—	—	—	7,334
Income (loss) from discontinued operations	—	(971)	(6)	4,484
Gain on sale of assets	—	—	—	185
Net loss	(246,501)	(31,276)	(291,944)	(68,003)
Add: Net loss attributable to noncontrolling interest	4,661	234	5,498	520
Net loss attributable to common stockholders	$(241,840)	$(31,042)	$(286,446)	$(67,483)
Basic and diluted weighted average shares outstanding	292,021,935	223,973,266	291,228,523	217,224,118
Basic and diluted net loss attributable to common stockholders per share
Continuing operations	$(0.83)	$(0.14)	$(0.98)	$(0.33)
Discontinued operations	—	—	—	0.02
Basic and diluted loss per share	$(0.83)	$(0.14)	$(0.98)	$(0.31)
Amounts attributable to common stockholders
Continuing operations	$(241,840)	$(30,071)	$(286,440)	$(71,967)
Discontinued operations	—	(971)	(6)	4,484
Net loss attributable to common stockholders	$(241,840)	$(31,042)	$(286,446)	$(67,483)

The accompanying unaudited, consolidated financial statements do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America (GAAP). The financial statements include all adjustments (of a normal recurring nature) necessary to present fairly our consolidated financial position as of June 30, 2009 and December 31, 2008, our unaudited, consolidated results of operations for the three and nine month periods ended June 30, 2009 and June 30, 2008, and cash flows for the periods ended June 30, 2009 and June 30, 2008. A copy of the Company’s Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov, or by visiting behringerharvard.com, or by written request to the Company at its corporate headquarters.

This quarterly report summary contains forward-looking statements, including discussion and analysis of the financial condition of Behringer Harvard REIT I, Inc. and our subsidiaries (which may be referred to as the “REIT,” the “Company,” “we,” “us,” or “our”) and other matters. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of management based on their knowledge of the business and industry. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

These forward-looking statements are subject to various risks and uncertainties, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and our most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, that could cause our actual results to differ materially from those projected in any forward-looking statement we make. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future event or otherwise.

PRESORTED STANDARD U.S. POSTAGE PAID ADDISON, TX PERMIT NO. 36
15601 Dallas Parkway, Suite 600
Addison, TX 75001

Date Published 09/09 • IN • 403491
© 2009 Behringer Harvard

Funds from Operations and Modified Funds From Operations Reconciliation

	3 mos. ended	3 mos. ended	6 mos. ended	6 mos. ended
(in thousands)	Jun. 30, 2009	Jun. 30, 2008	Jun. 30, 2009	Jun. 30, 2008

Net loss	$(246,501)	$(31,276)	$(291,944)	$(68,003)
Net loss attributable to noncontrolling interest	4,661	234	5,498	520
Adjustments
Real estate depreciation and amortization from consolidated properties	70,516	71,054	142,632	138,234
Real estate depreciation and amortization from unconsolidated properties(1)	1,778	4,333	3,527	8,243
Gain on sale of depreciable real estate(2)	—	—	—	(7,334)
Noncontrolling interest share of above adjustments(3)	(530)	(565)	(1,259)	(1,127)
Funds from Operations (FFO)(4)	$(170,076)	$43,780	$(141,546)	$70,533
Asset impairment losses	193,099	—	193,099	—
Fair value adjustments to derivatives	2	—	2	—
Acquisition-related costs	—	—	—	—
Noncontrolling interest share of above adjustments(5)	(4,483)	—	(4,483)	—
Modified funds from operations (MFFO)(6)	$18,542	$43,780	$47,072	$70,533
Weighted average shares	292,022	223,973	291,229	217,224
MFFO per share	$0.06	$0.20	$0.16	$0.32

(1)          This represents our share of depreciation and amortization expense of the properties which we account for under the equity method of accounting. The expenses of our unconsolidated interests are reflected in our equity in earnings of investments.

(2)          Reflects the gain on sale of 9100 Mineral Circle.

(3)          Reflects an adjustment for the noncontrolling third-party partners’ proportionate share of the real estate depreciation and amortization, an adjustment for the limited partnership unit holders’ proportionate share of the real estate depreciation and amortization and gain on sale of 9100 Mineral Circle.

(4)          We use FFO, defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries, as one measure to evaluate our operating performance. FFO should not be considered as an alternative to net income (loss), or an indication of our liquidity. It is not indicative of funds available to fund our cash needs, including our ability to make distributions, and should be reviewed in connection with other GAAP measurements.

(5)          Reflects an adjustment for the noncontrolling third-party partners’ proportionate share of asset impairment losses and an adjustment for the limited partnership unit holders’ proportionate share of the asset impairment losses and fair value adjustments to derivatives.

(6)          In addition to FFO, we use modified funds from operations (MFFO), which excludes from FFO impairment charges, adjustments to fair value for derivatives not qualifying for hedge accounting and acquisition-related costs, to further evaluate our operating performance. MFFO should not be considered as an alternative to net income (loss), or an indication of our liquidity. It is not indicative of funds available to fund our cash needs, including our ability to make distributions, and should be reviewed in connection with other GAAP measurements.